EXHIBIT 10.16

EMPLOYMENT AGREEMENT (“Agreement”), as of July 6, 2020, by and between Humanigen, Inc., a Delaware corporation with offices at 533 Airport Blvd, Suite 400, Burlingame, CA 94010 (the “Corporation”), and David L. Tousley, an individual (“Executive”).

W I T N E S S E T H

WHEREAS, the Corporation desires to employ Executive as its Chief Accounting and Administrative Officer, Corporate Secretary and Treasurer upon the terms and conditions hereinafter set forth; and

WHEREAS, Executive desires to serve as the Chief Accounting and Administrative Officer, Corporate Secretary and Treasurer of the Corporation upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties mutually agree as follows:

Section 1.               Employment. Commencing on July 6, 2020 (hereinafter referred to as the “Effective Date”), the Corporation shall employ Executive and Executive shall commence such employment, as an executive of the Corporation, on the terms and conditions set forth in this Agreement.

Section 2.               Duties. As of the Effective Date, Executive shall serve as Chief Accounting and Administrative Officer, Corporate Secretary and Treasurer of the Corporation and shall, among other things, be responsible for managing accounting, certain finance reporting, IT, Corporate Secretary, Treasurer and general administrative functions and shall properly perform such duties as may be assigned to him from time to time by the President and Chief Executive Officer (the “CEO”). From and after the Effective Date and during the term of this Agreement, Executive shall devote all of his business time to the performance of his duties hereunder, unless otherwise authorized by the Board; The Executive may not serve on any outside boards without the prior written consent of the Board.

Section 3.               Term of Employment. Unless earlier terminated pursuant to the provisions of Section 5 hereof, the term of Executive’s employment shall continue as of the Effective Date and shall automatically renew for successive one (1) year terms unless not renewed by the Corporation upon no less than three (3) months advance written notice to Executive, or non-renewed by Executive upon no less than three (3) months advance written notice to the Corporation (the term of employment hereinafter referred to as the “Term”).

Section 4.               Compensation of Executive.

4.1.          Compensation. As compensation for his services hereunder the Corporation shall pay Executive an annual salary (“Salary”) equal to Three Hundred and Seventy-Five Thousand Dollars ($375,000.00). The Salary shall be payable according to the salary payment cycle of the Corporation, less such deductions as shall be required to be withheld by applicable law and regulations. Upon each anniversary of January 1 of each proceeding year during the term of this Agreement, Executive’s Salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”), or earlier at the sole discretion of the Compensation Committee and the Board.

4.2.          Bonus; Stock Options.

(a)       In addition to his Salary, Executive may receive a cash or cash equivalent bonus (“Bonus”) in respect of each calendar year during the Term, including, without limitation, calendar year 2020.  The Bonus for each calendar year shall be determined by the Compensation Committee and the Board in their sole discretion. The Target Bonus shall be forty percent (40%) of the base Salary in any one year, with the amount at the sole discretion of the Compensation Committee and the Board. Such Bonus may be a mix of cash, stock options, stock, or other equity as determined by the Board in its sole discretion, with the equity, if any, to be determined by the Board based on the closing market price of the Corporation’s Common Stock on the date the Bonus is approved by the Board. Objectives for the Bonus will be set and agreed to by the Board and Executive at the beginning of each calendar year. The Bonus for any particular calendar year, if any, will be paid by March 15 of the following calendar year. Notwithstanding anything contained in this Section 4.2(a) to the contrary, Executive’s Bonus in respect of calendar year 2020 shall be determined based on Executive’s achievement of performance objectives during the period commencing on the Effective Date and ending on December 31, 2020 (the “2020 Performance Period”), which performance objectives shall be agreed to by the Board and Executive, and the Bonus earned by Executive in respect of calendar year 2020, if any, shall be pro-rated based on the number of days in the 2020 Performance Period as compared to the total number of days in such calendar year.

(b)       Subject to Compensation Committee and Board approval, within three business days following the effective date of approval by the Company’s stockholders of the Company’s 2020 Omnibus Incentive Compensation Plan (the “New Plan”), the Company will deliver to Executive a stock option award agreement for three-hundred and thirteen thousand, five hundred (313,500) stock options in such form as has been approved for use by the Compensation Committee of the Company’s board of directors to evidence awards made under the New Plan. Such award agreement will provide for a stock option grant to the executive having an exercise price equal to the closing price of a share of the Company’s common stock on the grant date.

(c)       Subject to Compensation Committee and Board approval, for each fiscal year during the term of his employment following the first fiscal year, Executive may be eligible to receive, at such time as the Compensation Committee and Board may deem appropriate, options to purchase additional shares of the Corporation’s Common Stock in accordance with the terms and provisions of the Plan or any successor plan.

4.3.          Expenses. The Corporation shall pay or reimburse Executive for all reasonable and necessary business, travel or other expenses incurred by him, upon proper documentation thereof, in accordance with the Corporation’s travel and expense policy, which may be incurred by him in connection with the rendition of the services contemplated hereunder.

4.4.          Benefits. From and after the Effective Date and during the Term, Executive shall be entitled to participate in such pension, profit sharing, group insurance, term life, option plans, hospitalization, and group health benefit plans and all other benefits and plans as the Corporation provides to its senior executives, subject to the terms and conditions of such plans.

4.5.          Vacations. Executive shall be entitled to paid vacation according to the Corporation’s Paid Time Off policy during each calendar year of the Term, during which period his Salary shall be paid in full. Executive shall take his vacation at such time or times as Executive and the Corporation shall determine is mutually convenient. It is expected that vacation time for each calendar year will be taken in such calendar year and that unused vacation time shall not rollover to subsequent calendar years.

4.6.          Sick Time. Executive shall be entitled to sick time in accordance with the Corporation’s Paid Time Off policy.

Section 5.              Termination.

5.1.         Termination. This Agreement and Executive’s employment hereunder shall terminate immediately upon: (i) Executive’s death or Total Disability (as defined below); or (ii) termination of Executive’s employment by the Corporation For Cause (as defined below); or (iii) termination of Executive’s employment by the Corporation other than For Cause; or (iv) a Change in Control Termination (as defined below); or (v) termination of Executive’s employment by Executive without Good Reason (as defined below); or (vi) termination of Executive’s employment by Executive for Good Reason.

5.2.         Termination Upon Death or Total Disability. In the event of a termination upon the death or Total Disability of Executive, the Corporation shall pay to Executive, or any person designated by Executive in writing or, if no such person is designated, to his estate, the Salary which has been earned but unpaid. As used herein, the term “Total Disability” shall mean that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

5.3.         Termination For Cause or without Good Reason. In the event Executive’s employment is terminated by the Corporation For Cause or by Executive without Good Reason, Executive shall be paid his Salary through the date of termination. As used herein, the term “For Cause” shall mean (i) Executive’s failure to perform Executive’s material duties hereunder (other than such failure resulting from incapacity due to physical or mental illness); (ii) Executive’s substantiated misappropriation of the Corporation’s assets or substantiated perpetration of fraud against or proven dishonesty in dealings with the Corporation; (iii) Executive’s plea of guilty or nolo contendere to, or conviction in a court of law of, any crime or offense which constitutes a felony, in each case whether or not involving the Corporation; (iv) Executive’s willful misconduct; (v) Executive’s habitual drunkenness or habitual use of illegal substances; (vi) Executive’s failure to cooperate with a governmental or regulatory investigation concerning the Corporation or Executive; (vii) Executive’s behavior which is materially detrimental to the Corporation’s reputation; (viii) Executive’s willful refusal to follow, or reckless disregard of, the policies and directives of the Corporation or the Board; or (ix) Executive’s material breach of this Agreement, which material breach, if curable, is not cured within fifteen (15) calendar days after notice thereof by the Corporation. Whether a termination is “For Cause,” as such term is defined in this Section 5.3, shall be determined by the Board in its sole discretion. For purposes of this Section 5.3, no act or failure to act by Executive shall be considered “willful” if such act is done by Executive in the good faith belief that such act is or was in the best interests of the Corporation or one or more of its businesses.

5.4.         Termination for Good Reason. Executive may terminate this Agreement, upon notice to the Corporation, for Good Reason, which Good Reason is not remedied by the Corporation within thirty (30) calendar days after notice thereof by Executive. The term “Good Reason” shall include any of the following, (i) any assignment to Executive of duties inconsistent with Executive’s position of Chief Accounting and Administrative Officer, Corporate Secretary and Treasurer or which constitutes a significant reduction in authority, responsibilities, or status; (ii) any demotion, including, but not limited to, reporting to someone other than the President and Chief Executive Officer; (iii) any material reduction in Executive’s base salary, or other benefit plans available to executive officers of the Corporation, or the level, amount or value of any accrued benefit; (iv) a relocation of Executive’s principal place of employment (currently Executive’s home office in North Carolina) by more than twenty five (25) miles; or (v) any attempted reduction of Executive’s bonus potential which is inconsistent with the provisions of this Agreement.

5.5.         Termination by the Corporation other than For Cause or by Executive for Good Reason. If, other than as set forth in Section 10.1, Executive’s employment is terminated during the Term by the Corporation other than For Cause or by Executive as a result of Good Reason, then the Corporation shall pay to Executive after such termination, subject to his execution and non-revocation of the release described in Section 5.6, severance payments (“Severance”) equal to (i) twelve (12) months of Executive’s Salary for the year in which the termination for Good Reason occurs plus (ii) the amount of the actual bonus earned by Executive under Section 4.2(a) hereof for the year prior to the year of termination, pro-rated based on the number of days Executive was employed by the Corporation during the year of termination as compared to the total number of days in such year, or if no Bonus had been received, then at minimum fifty percent (50%) of the Target Bonus. The Severance shall be paid in a lump sum within thirty (30) days after the Release Effective Date (as defined below), less such deductions as shall be required to be withheld by applicable law and regulations. In addition, if Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), then, subject to his execution and non-revocation of the release described in Section 5.6, the Corporation shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and Executive’s eligible dependents. Executive shall be eligible to receive such reimbursement until the earliest of: (x) the twelve (12) month anniversary of the date of Executive’s termination of employment; (y) the date Executive is no longer eligible to receive COBRA continuation coverage; or (z) the date on which Executive either receives or becomes eligible to receive substantially similar coverage from another employer.

5.6.         Release. Executive agrees that, as a condition to receiving the payments and benefits set forth in Section 5.5 or Section 10.1, as applicable, Executive will execute a release of claims substantially in the form of the release attached hereto as Exhibit A. Within five business days of the date of Executive’s termination of employment, the Corporation shall deliver to Executive the release for Executive to execute. Executive will forfeit all rights to the payments and benefits set forth in Section 5.5 or Section 10.1, as applicable, unless, within sixty (60) days of delivery of the release by the Corporation to Executive, Executive executes and delivers the release to the Corporation and such release has become irrevocable by virtue of the expiration of the revocation period without the release having been revoked (the first such date, the “Release Effective Date”). In the event that the Release Effective Date could occur in one of two taxable years of Executive, the Release Effective Date shall be deemed to occur on the earliest date in the later such taxable year as otherwise would apply hereunder. The Corporation shall have no obligation to provide the payments and benefits set forth in Section 5.5 or Section 10.1, as applicable, prior to the Release Effective Date.

Section 6.               Confidential Information; Restrictive Covenants.

6.1.          Disclosure. Executive hereby acknowledges that he will acquire confidential information concerning the Corporation, its business, products, product development, formulas, research and development, know-how, names and contact information of the Corporation’s customers, suppliers, contract manufacturers, and vendors, and the Corporation’s current and future business plans and that, among other things, his knowledge of the Corporation’s business will be enhanced through his employment by the Corporation. Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, other than those customers, suppliers, contract manufacturers, and vendors introduced to the Corporation by Executive, and has been and will be acquired by him in confidence.

6.2.          Confidentiality. In consideration of the obligations undertaken by the Corporation herein, Executive will not, at any time during or after the Term, directly or indirectly, use for Executive’s own benefit or any other party’s benefit, or reveal, divulge or make known to any person, any information which is treated as confidential by the Corporation and not otherwise in the public domain. Confidential information shall not include information which was previously known by Executive, information which was given to Executive by any third party under no obligation of confidentiality, or information which Executive is required to disclose as a result of a governmental investigation or by a court order. Executive agrees that all materials or copies thereof containing confidential information of the Corporation in Executive’s custody or possession will not, at any time, be removed from the Corporation’s premises without the prior written consent of the Board. The parties hereto acknowledge that pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The parties hereto further acknowledge that an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

6.3.          Restrictive Covenants. Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Corporation that Executive agrees, and, accordingly, Executive does hereby agree, that he will not, either on Executive’s own behalf or as an officer, director, stockholder, partner, principal, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party or in any other relationship or capacity, directly or indirectly, at any time during his employment and for the Restricted Period (as defined below) solicit, induce, persuade or encourage, or attempt to solicit, induce, persuade or encourage, any individual employed by the Corporation, with whom Executive has worked, to terminate such employee’s position with the Corporation, whether or not such employee is a full-time or temporary employee of the Corporation and whether or not such employment is pursuant to a written agreement, for a determined period, or at will. The provisions of this Section 6.3 shall only apply to those individuals employed by the Corporation at the time of solicitation or attempted solicitation.

6.4.          Restricted Period. “Restricted Period” shall mean the term following Executive’s employment to last for as long as Executive receives Severance or his regular Salary and benefits from the Corporation.

6.5.          Modification of Restrictions. If any of the restrictions contained in this Section 6 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then after such restrictions have been reduced so as to be enforceable, in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

Section 7.               Work for Hire.

7.1.          Executive agrees to make full and prompt disclosure to the Corporation of all inventions, improvements, discoveries, methods, developments, formulas, computer software (and programs and code) and works of authorship, whether or not patentable or copyrightable, which were or are created, made, conceived or reduced to practice by Executive or under Executive’s direction or jointly with others during Executive’s employment by the Corporation, whether or not during normal working hours or on the premises of the Corporation (all of which are collectively referred to in this Agreement as “Developments”).

7.2.          Executive agrees to assign and, by executing this Agreement, Executive does hereby assign, to the Corporation (or to any person or entity designated by the Corporation) all of Executive’s rights, titles and interests, if any, in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 7.2 shall not apply to Developments (i) which do not relate to the present or planned business or research and development of the Corporation and (ii) which are made and conceived by Executive: (A) at a time other than during normal working hours, (B) not on the Corporation’s premises and (C) not using the Corporation’s tools, devices, equipment or proprietary information. Executive understands that to the extent that the terms of this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employment agreement to assign certain classes of inventions made by an employee, this Section 7 shall be interpreted not to apply to any invention which a court rules and/or the Corporation agrees falls within such class or classes. Executive also agrees to waive all claims to moral and/or equitable rights in any Developments.

7.3.          Executive agrees to cooperate fully with the Corporation, both during and after Executive’s employment with the Corporation, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. Executive agrees that he will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Corporation may deem necessary or desirable in order to protect its rights and interests in any Development. Executive further agrees that if the Corporation is unable, after reasonable effort, to secure Executive’s signature on any such papers, any executive officer of the Corporation shall be entitled to execute any such papers as Executive’s agent and attorney-in-fact, and Executive hereby irrevocably designates and appoints each executive officer of the Corporation as Executive’s agent and attorney-in-fact to execute any such papers on Executive’s behalf, and to take any and all actions as the Corporation may deem necessary or desirable, in order to protect its rights and interests in any Development, under the conditions described in this sentence.

Section 8.               Conflicts of Interest; Insider Trading.

8.1.          Conflicts of Interest. Further, in order to avoid actual or apparent conflicts of interest, except with the Corporation’s consent, Executive shall not have any direct or indirect ownership or financial interest in any company, person or entity which is: (i) a service provider to, or vendor of the Corporation; (ii) a customer of the Corporation; or (iii) a competitor of the Corporation. Executive shall not be deemed to have any direct or indirect ownership or financial interest for any such interest that does not exceed five (5%) percent of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded on a national securities exchange or in the over-the-counter market.

8.2.          General Requirements. Executive shall observe such lawful policies of the Corporation as may from time to time be in effect.

8.3.          Insider Trading. Considering that the Corporation is a publicly-traded corporation, Executive hereby agrees that Executive shall comply with the Corporation’s Insider Trading Policy and any and all federal and state securities laws, including but not limited to those that relate to non-disclosure of information, insider trading and individual reporting requirements and shall specifically abstain from discussing the non-public aspects of the Corporation’s business affairs with any individual or group of individuals (e.g., Internet chat rooms) who does not have a business need to know such information for the benefit of the Corporation. Executive hereby agrees to immediately notify the Corporation’s Compliance Officer or Chief Financial Officer or Chief Executive Officer in accordance with the Corporation’s Insider Trading Policy prior to Executive’s acquisition or disposition of Corporation’s securities.

Section 9.               Indemnification.

9.1.          Indemnification. The Corporation hereby agrees to indemnify and hold harmless Executive to the fullest extent permitted by the Corporation’s Certificate of Incorporation, By-Laws, the Delaware General Corporation Law or any other applicable law, as any or all may be amended from time to time and shall ensure coverage of the Executive as a covered individual under its Directors and Officers liability insurance policies. Such reimbursements shall include but not be limited to Executive’s reasonable and necessary out of pocket expenses including attorneys and expert fees, losses, judgments, claims, and settlement payments and any other such costs and expenses.

9.2.          Undertaking. To the extent that the Corporation advances payment for any fees or expenses to Executive pursuant to this Section 9, such advance shall be accompanied by a written undertaking by Executive to repay such amounts if it shall be ultimately determined by a court of competent jurisdiction in a final disposition, that Executive (i) is not entitled to be indemnified by the Corporation or (ii) that the amount advanced exceeded the indemnification to which he is entitled, in which case the amount of such excess shall be repaid to the Corporation.

9.3.          Notice. As a condition precedent to his right to be indemnified hereunder, Executive shall give the Corporation notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement.

9.4.          Cooperation. Executive shall fully cooperate with the Corporation in connection with any matter, which results in the assertion of a claim by Executive for indemnification hereunder. The Corporation shall be entitled at its own expense to participate in the defense of any proceeding, claim or action, or, if it shall elect, to assume such defense, in which event such defense shall be conducted by counsel chosen by the Corporation, subject to the consent of Executive, which consent shall not be unreasonably withheld or delayed.

9.5.          Exceptions. The Corporation shall not be liable under this Agreement to make any payment in connection with any claim:

(a)       For which payment is actually made to Executive under valid and collectable insurance policies, the premiums of which are paid by the Corporation or any of its affiliates, except in respect of any deductible and excess beyond the amount of payment under such insurance;

(b)       For which Executive is indemnified by the Corporation otherwise than pursuant to this Agreement, provided such amount has previously been paid to Executive;

(c)       Brought about or contributed to by the dishonesty of Executive;

(d)       For which Executive fails to cooperate in a criminal or civil investigation involving the claim; and

(e)       By Executive who acts as a plaintiff suing the Corporation, its affiliates or directors, officers or shareholders of the Corporation or its affiliates, except with regard to Executive’s successful enforcement of Section 9.1 hereof.

9.6.          Survival. The obligations of the Corporation hereunder will survive (i) any actual or purported termination of this Agreement by the Corporation or its successors or assigns, whether by operation of law or otherwise, (ii) any change in the Corporation’s Certificates of Incorporation or By-laws, and (iii) termination of Executive’s services to the Corporation or its affiliates (whether such services were terminated by the Corporation, such affiliate or Executive), if such claim arises as a result of an occurrence prior to the termination of this Agreement, whether or not a claim is made or an action or proceeding is threatened or commenced before or after the actual or purported termination of this Agreement, change in the Corporation’s Certificate of Incorporation or By-laws, or termination of Executive’s services.

Section 10.             Change in Control.

10.1.        Payment on Change in Control Termination. The Corporation will provide or cause to be provided to Executive the rights and benefits described below if, during the Term, within the three (3) month period prior to and within two (2) years following the date of the Change in Control, (x) Executive terminates his employment for Good Reason, or (y) the Corporation or its successor terminates Executive’s employment (“Change in Control Termination”); provided however, that a Change in Control Termination shall not include a termination For Cause or a termination as a result of Executive’s death or Total Disability. In the event of a Change in Control Termination during the Term, the Corporation shall pay or cause its successor to pay to Executive, in cash, in a lump sum within thirty (30) days after the Release Effective Date, less such deductions as shall be required to be withheld by applicable law and regulations, and subject to his execution and non-revocation of the release described in Section 5.6, an amount equal to one (1) times Executive’s base compensation which equals the sum of the following: (i) Executive’s annual Salary on the day preceding the Change in Control Termination, plus (ii) an amount equal to the aggregate bonus received by Executive for the year immediately preceding the Change in Control Termination or if no Bonus had been received, then at minimum fifty percent (50%) of the Target Bonus. In addition, if Executive timely and properly elects continuation coverage under COBRA, then, subject to his execution and non-revocation of the release described in Section 5.6, the Corporation shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and Executive’s eligible dependents. Executive shall be eligible to receive such reimbursement until the earliest of: (x) the eighteen (18) month anniversary of the date of Executive’s termination of employment; (y) the date Executive is no longer eligible to receive COBRA continuation coverage; or (z) the date on which Executive either receives or becomes eligible to receive substantially similar coverage from another employer. In addition, in the event of a Change in Control Termination, subject to Executive’s execution and non-revocation of the release described in Section 5.6, any and all outstanding stock options held by Executive shall become fully vested and exercisable. Executive shall have six (6) months to exercise any such stock options following his termination of employment, provided that in no event may Executive exercise a stock option following the original expiration date of such stock option as set forth in the applicable award agreement. This section 10.1 is governed by Article 14 of the 2020 Omnibus Company Compensation Plan, which is repeated as below in this section as 10.1.1 through 10.1.6:

10.1.1 Treatment of Outstanding Awards Other than Cash-Based Awards. In the event of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, the treatment of non-Cash-Based Awards shall be as specified in the applicable Award Agreement. Subject to such applicable laws, rules and regulations, and unless the Committee specifies otherwise in the Award Agreement:

(a)         Non-Cash-Based Awards will fully vest if: (i) the Awards are not continued or assumed (e.g., the Awards are not equitably converted or substituted for awards of a successor entity) in connection with the Change in Control; or (ii) the Employee has a qualifying termination of employment (as defined in the Award Agreement) within two years following the date of the Change in Control. In the event that non-Cash-Based Awards to Employees are not so continued or assumed in connection with the Change in Control or in the event of a qualifying termination of employment (as defined in the Award Agreement) within two years following the date of the Change in Control, then upon such Change in Control or such qualifying termination (as the case may be):

(i)            Any and all Options and SARs granted hereunder shall become fully exercisable during their remaining term; and

(ii)           Any restriction periods and restrictions imposed on Restricted Stock that are not performance-based shall lapse; and

(iii)          The target payout opportunities attainable under all outstanding Awards of performance-based Restricted Stock, Performance Units and Performance Shares shall be deemed to have been fully earned for the entire Performance Period (s) as of the effective date of the Change in Control or such qualifying termination. The vesting of all such Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control or such qualifying termination and shall be paid out to Employees within thirty (30) days following the effective date of the Change in Control or such qualifying termination based upon an assumed achievement of all relevant target performance goals (such payment shall be in full satisfaction of the Award). Such Awards denominated in cash shall be paid to Employees in cash within thirty (30) days following the effective date of the Change in Control or such qualifying termination based on an assumed achievement of all relevant target performance goals (such payment shall be in full satisfaction of the Award). Restricted Stock Units shall be fully vested as of the effective date of the Change in Control or such qualifying termination, and the full value of such an Award shall be paid out to Employees within thirty (30) days following the effective date of the Change in Control or such qualifying termination. Notwithstanding the foregoing, in the event that the Award is not so continued or assumed in connection with a Change in Control, the payment of a Section 409A Award will only be accelerated if the Change in Control also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A and will not result in additional taxes under Section 409A.

10.1.2 Treatment of Cash-Based Awards. In the event of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, the treatment of Cash-Based Awards shall be as specified in the applicable Award Agreement or resolutions adopted by the Committee. Subject to such applicable laws, rules and regulations, unless the Committee shall provide otherwise in the Award Agreement or resolutions adopted by the Committee:

(b)       Cash-Based Awards will fully vest if: (i) the Awards are not continued or assumed (e.g., the Awards are not equitably converted or substituted for awards of a successor entity) in connection with the Change in Control; or (ii) the Employee has a qualifying termination of employment (as defined in the Award Agreement) within two years following the date of the Change in Control. In the event that the Cash-Based Awards granted to Employees are not so continued or assumed or in the event of a qualifying termination of employment (as defined in the Award Agreement) within two years following the date of the Change in Control, the vesting of all outstanding Cash-Based Awards shall be accelerated as of the date of such event (and, in the case of performance-based Cash-Based Awards, based on an assumed achievement of all relevant target performance goals), and all Cash-Based Awards shall be paid to Employees in cash within thirty (30) days following the effective date of such event (such payment shall be in full satisfaction of the Award). Notwithstanding the foregoing, in the event that the Cash-Based Awards is not so continued or assumed in connection with a Change in Control, the payment of a Cash-Based Section 409A Award will only be accelerated if the Change in Control also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A and will not result in additional taxes under Section 409A.

10.1.3 Code Section 280G. The acceleration or payment of Awards could, in certain circumstances, subject the Participant to the excise tax provided under Section 4999 of the Code. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to a Participant pursuant to the terms of this Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code, as amended (the “Code”) and would, but for Section 14.3 of the 2020 Omnibus Company Compensation Plan be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Participant of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Participant if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

In the event the Participant is party to an employment agreement or severance plan that specifies which Covered Payments shall be reduced to result in the Reduced Amount as provided in the previous paragraph, the terms of such agreement or plan shall apply. If not, the Covered Payments shall be reduced in a manner that maximizes the Participant’s economic position. In applying this principle, the reduction shall be made in a manner that will not trigger taxes under Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, the amount payable at the later time shall be reduced first.

The application of the rules in Section 14.3 of the 2020 Omnibus Company Compensation Plan shall be made by the Company in its sole discretion and any such determination shall be conclusive and binding on the Participant.

10.1.4 Expenses. The Company shall pay all legal fees, court costs, fees of experts and other costs and expenses when incurred by a Participant in connection with any actual, threatened or contemplated litigation or legal, administrative or other proceeding involving the provisions of Section 14.3, whether or not initiated by the Participant.

The reimbursements of such expenses and costs shall comply with the requirements of Section 409A, which generally require (i) that the amount of expenses and costs eligible for reimbursement during a calendar year may not affect the expenses and costs eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense or cost is made on or before the last day of the calendar year following the calendar year in which the expense or cost was incurred; and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

Notwithstanding the foregoing, the Participant shall be solely responsible for any amounts the Participant owes under Code Sections 4999 or 409A, and the Company and the Committee shall have no liability for such amounts.

10.1.5 Cancellation of Underwater Options or SARs. In the event of a Change in Control, in the case of any Option or Stock Appreciation Right with an exercise price that equals or exceeds the price paid for a Share in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.

10.1.6 Termination, Amendment, and Modifications of Change-in-Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of Article 14 of the 2020 Omnibus Company Compensation Plan may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan and any rights or benefits provided to a Participant pursuant to this Article 14 of the 2020 Omnibus Company Compensation Plan without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, the Committee may terminate, amend, or modify Article 14 of the 2020 Omnibus Company Compensation Plan at any time and from time to time prior to the date of a Change in Control.

10.2.        Change in Control Defined. A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events;

(a)       Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the total voting power represented by the Corporation’s then-outstanding voting securities;

(b)       The consummation of the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets;

(c)        The consummation of a merger or consolidation of the Corporation with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(d)        Individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately before such transaction.

Section 11.             Miscellaneous.

11.1.        Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All in-kind benefits, reimbursements, and tax-gross-ups (if any) to be provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirements that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, (i) no amounts payable under this Agreement to Executive on termination of employment shall be paid until Executive would be considered to have incurred a separation from service from the Corporation within the meaning of Section 409A and (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the Applicable Period (as defined below) shall instead be paid on the first business day after the expiration of the Applicable Period, with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Internal Revenue Code of 1986, as amended, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on Executive under Section 409A. The “Applicable Period” shall be the period commencing on Executive’s separation from service and ending on the date that is six (6) months following Executive’s separation from service.

11.2.        Survival. The provisions of Sections 5, 6.1, 6.2, 6.4, 6.5, 7, 8, 9, 10 and 11 shall indefinitely survive Executive’s employment with the Corporation. The provisions of Section 6.3 shall survive for the Restricted Period, as defined therein.

11.3.        Injunctive Relief. Executive agrees that any breach or threatened breach by him of Sections 6, 7 or 8 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach without proving actual damage or posting a bond or other security. The parties understand and intend that each restriction agreed to by Executive herein shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

11.4.        Entire Agreement. This Agreement constitutes and embodies the entire and complete understanding and agreement of the parties with respect to Executive’s employment by the Corporation, supersedes all prior understandings and agreements, if any, whether oral or written, between Executive and the Corporation, including, without limitation, the Prior Agreement, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

11.5.        Assignment; Binding Effect. Executive may not assign or delegate any of his or duties under this Agreement. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors and permitted assigns.

11.6.        Captions. The captions contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7.        Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by fax or certified, mail, postage prepaid, to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof.

11.8.        Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of California applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws thereof. Except in respect of any action commenced by a third party in another jurisdiction, the parties hereto agree that any legal suit, action, or proceeding against them arising out of or relating to this Agreement may be brought in the United States Federal Courts in the State of California or the state courts, in the State of California. By its execution hereof, the parties hereby irrevocably waive any objection and any right of immunity on the ground of venue, the convenience of the forum or the jurisdiction of such courts or from the execution of judgments resulting therefrom. The parties hereby irrevocably accept and submit to the jurisdiction of the aforesaid courts in any such suit, action or proceeding.

11.9.        Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.10.       Counterparts. This Agreement may be executed and delivered in counterparts, including by facsimile transmission or portable document format (“.pdf”), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

HUMANIGEN, INC.

By:	/s/ Cameron Durrant
Dr. Cameron Durrant, Chairman and CEO
Date: July 6, 2020

Executive

By:	/s/ David L. Tousley
David L. Tousley
Date: July 6, 2020

EXHIBIT A

General Release of Claims

You, for yourself, your spouse and your agents, successors, heirs, executors, administrators and assigns, hereby irrevocably and unconditionally forever release and discharge Humanigen, Inc. (the “Corporation”), its parents, divisions, subsidiaries and affiliates and its and their current and former owners, directors, officers, stockholders, insurers, benefit plans, representatives, agents and employees, and each of their predecessors, successors, and assigns (collectively, the “Releasees”), from any and all actual or potential claims or liabilities of any kind or nature, including, but not limited to, any claims arising out of or related to your employment and separation from employment with the Corporation and any services that you provided to the Corporation; any claims for salary, commissions, bonuses, other severance pay, vacation pay, allowances or other compensation, or for any benefits under the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for vested ERISA benefits); any claims for discrimination, harassment or retaliation of any kind or based upon any legally protected classification or activity; any claims under Title VII of the Civil Rights Acts of 1964, the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. §1981, 42 U.S.C. § 1983, the Family Medical Leave Act and any similar state law, the Fair Credit Reporting Act and any similar state law, the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., the Equal Pay Act and any similar state law, including the California Worker Adjustment and Retraining Notification Act, Cal. Labor Code § 1400, et seq., the California Fair Employment and Housing Act, Cal. Gov’t Code § 12940, et seq., California Government Code Section 12900 et seq. (which prohibits discrimination based on protected characteristics including race, color, religion, sex, gender, sexual orientation, marital status, national origin, language restrictions, ancestry, physical or mental disability, medical condition, age, and denial of leave), California Civil Code Section 51 et seq. (which prohibits discrimination based on age, sex, race, color, religion, ancestry, national origin, disability, medical condition, marital status, or sexual orientation), the California Family Rights Act of 1993, the California Equal Pay Law, Cal. Lab. Code § 1197.5, et seq. or any California wage payment law, any other section of the California Labor Code, or any section of the applicable Order of the California Industrial Welfare Commission, as well as any amendments to any such laws; any claims for any violation of any federal or state constitutions or executive orders; any claims for wrongful or constructive discharge, violation of public policy, breach of contract or promise (oral, written, express or implied), personal injury not covered by workers’ compensation benefits, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, contribution and any claims under any other federal, state or local law, including those not specifically listed in this Release, that you, your heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of your execution of this Release.

For the purpose of implementing a full and complete release and discharge of the Releasees as set forth above, you acknowledge that this Release is intended to include in its effect, without limitation, all claims known or unknown that you have or may have against the Releasees which arise out of or relate to your employment, including but not limited to compensation, performance or termination of employment with the Corporation, except for, and notwithstanding anything in this Release to the contrary, claims which cannot be released solely by private agreement. This Release also excludes any claims relating to any right you may have to payments pursuant to Section 5.5 or Section 10.1, as applicable of the Employment Agreement, entered into as of ___________________, 20__, by and between the Corporation and you, any claim for workers’ compensation benefits and any rights you may have to indemnification or directors’ and officers’ liability insurance under the Corporation’s bylaws or certificate of incorporation, any indemnification agreement to which you are a party or beneficiary or applicable law, as a result of having served as an officer, director or employee of the Corporation or any of its affiliates. You further acknowledge and agree that you have received all leave, compensation and reinstatement benefits to which you were entitled through the date of your execution of this Release, and that you were not subjected to any improper treatment, conduct or actions as a result of a request for leave, compensation or reinstatement.

You further acknowledge that you have read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You understand that Section 1542 gives you the right not to release existing claims of which you are not now aware, unless you voluntarily choose to waive this right. Even though you are aware of this right, you nevertheless hereby voluntarily waive the right described in Section 1542 and any other statutes of similar effect, and elect to assume all risks for claims that now exist in your favor, known or unknown, arising from the subject matter of the Release. You acknowledge that different or additional facts may be discovered in addition to what you now know or believe to be true with respect to the matters released in this Release, and you agree that this Release will be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts.

You affirm, by signing this Release, that you have not suffered any unreported injury or illness arising from your employment, and that you have not filed, with any federal, state, or local court or agency, any actions or charges against the Releasees relating to or arising out of your employment with or separation from the Corporation. You further agree that while this Release does not preclude you from filing a charge with the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”) or a similar state or local agency, or from participating in any investigation or proceeding with them, you do waive your right to personally recover monies or reinstatement as a result of any complaint or charge filed against the Corporation with the NLRB, EEOC or any federal, state or local court or agency, except as to any action to enforce or challenge this Release, to recover any vested benefits under ERISA, or to recover workers’ compensation benefits.

You acknowledge:

(a)	That you were provided [twenty-one (21) / forty-five (45)] full days during which to consider whether to sign this Release. If you have signed this Agreement prior to the expiration of the [21-day / 45-day] period, you have voluntarily elected to forego the remainder of that period.

(b)	That you have carefully read and fully understand all of the terms of this Release [including its Attachment A].

(c)	That you understand that by signing this Release, you are waiving your rights under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., and that you are not waiving any rights arising after the date that this Release is signed.

(d)	That you have been given an opportunity to consult with anyone you choose, including an attorney, about this Release.

(e)	That you understand fully the terms and effect of this Release and know of no claim that has not been released by this Release. And, you further acknowledge that you are not aware of, or that you have fully disclosed to the Corporation, any matters for which you are responsible or which has come to your attention as an employee of the Corporation that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Corporation.

(f)	That these terms are final and binding on you.

(g)	That you have signed this Release voluntarily, and not in reliance on any representations or statements made to you by any employee or officer of the Corporation or any of its subsidiaries.

(h)	That you have seven (7) days following your execution of this Release to revoke it in writing, and that this Release is not effective or enforceable until after this seven (7) day period has expired without revocation. If you wish to revoke this Release after signing it, you must provide written notice of your decision to revoke this Release to the Corporation, to the attention of the Chair of the Compensation Committee pursuant to customary communications between you and such Chair, by no later than 11:59 p.m. on the seventh calendar day after the date on which you have signed this Release.

PLEASE READ CAREFULLY. THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

ACKNOWLEDGED AND AGREED

David L. Tousley	Date